$491,200,000
                        RESIDENTIAL ACCREDIT LOANS, INC.
                                    DEPOSITOR
                           RALI SERIES 2007-QA5 TRUST
                                 ISSUING ENTITY
                        RESIDENTIAL FUNDING COMPANY, LLC
                           MASTER SERVICER AND SPONSOR
                MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES,
                                 SERIES 2007-QA5

                        Supplement, dated October 9, 2007
                                       to
                 Prospectus Supplement, dated September 11, 2007
                                       to
                         Prospectus, dated April 9, 2007
                   ___________________________________________

        Capitalized terms used in this supplement are defined in the prospectus supplement dated September 11, 2007, which is attached to this supplement.

        Residential Funding Securities LLC, as underwriter, will offer to the public the Class I-A-2 and Class II-A-2 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Residential Funding Securities LLC's compensation will be the difference between the price it pays to the depositor for the Class I-A-2 and Class II-A-2 Certificates and the amount it receives from the sale of the Class I-A-2 and Class II-A-2 Certificates to the public. The proceeds to the depositor from the sale of the Class I-A-2 and Class II-A-2 Certificates to Residential Funding Securities LLC, before deducting expenses payable to the depositor, will be approximately 99.50% of the principal balance of the Class I-A-2 and Class II-A-2 Certificates plus accrued interest.

        The Class I-A-2 and Class II-A-2 Certificates will be offered pursuant to an underwriting agreement, dated October 9, 2007, among the depositor, the master servicer and Residential Funding Securities LLC. Residential Funding Securities LLC may sell the Class I-A-2 and Class II-A-2 Certificates directly or through dealers, who may receive compensation from Residential Funding Securities LLC in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify Residential Funding Securities LLC against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class I-A-2 or Class II-A-2 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

        As of the date hereof, the Certificate Principal Balance of the Class I-A-2 Certificates is $24,661,431, and the Certificate Principal Balance of the Class II-A-2 Certificates is $16,692,577.

        As of the date hereof, the mortgage pool consists of 946 hybrid adjustable-rate mortgage loans with an aggregate principal balance of approximately $503,233,216, secured by first liens on one- to four- family residential properties. As of the date hereof, the Group I Loans have an aggregate principal balance of approximately $266,657,569, the Group II Loans have an aggregate principal balance of approximately $180,469,864 and the Group III Loans have an aggregate principal balance of approximately $56,105,784.

        As of the date hereof, approximately 2.1% of the mortgage loans are currently 30 to 59 days delinquent in payment of principal and interest.

        As of the date hereof, approximately 2.5% of the Group I Loans are currently 30 to 59 days delinquent in payment of principal and interest.

        As of the date hereof, approximately 2.3% of the Group II Loans are currently 30 to 59 days delinquent in payment of principal and interest.

        As of the date hereof, none of the Group III Loans are currently 30 to 59 days delinquent in payment of principal and interest.

        In addition, the definition of Record Date set forth under the heading "Description of the Certificates--Glossary of Terms" on page S-72 of the Prospectus Supplement shall be deleted in its entirety and replaced with the following:

               "RECORD DATE--With respect to the any offered certificates and any distribution date, the close of business on the last day of the month preceding in which the related distribution date occurs."

        In addition, Homecomings Financial, LLC will no longer subservice any of the mortgage loans owned by the RALI Series 2007-QA5 Trust and, therefore, all references to Homecomings Financial, LLC as a subservicer of the mortgage loans shall be deleted including the information set forth under the heading "Pooling and Servicing Agreement--The Master Servicer and Subservicers--Homecomings Financial, LLC" beginning on page S-107 of the Prospectus Supplement shall be deleted in its entirety.

        In addition, GMAC Mortgage, LLC services the mortgage loans previously serviced by Homecomings Financial, LLC in addition to the mortgage loans serviced by GMAC Mortgage, LLC as of September 12, 2007 and, therefore, the information under the heading "Pooling and Servicing Agreement--The Master Servicer and Subservicers--GMAC Mortgage, LLC" beginning on page S-112 of the Prospectus Supplement shall be deleted in its entirety and replaced with the following:

               "As of the September 12, 2007, Homecomings Financial, LLC ("Homecomings") and GMAC Mortgage, LLC ("GMACM"), each an affiliate of the master servicer, Residential Funding Company, LLC, and the depositor, Residential Accredit Loans, Inc., acted as subservicers of approximately 54.1% and 44.1%, respectively, by principal balance of the mortgage loans.

               Residential Capital, LLC ("ResCap"), which owns indirectly all of the equity of both Homecomings and GMACM, has restructured the operations of Homecomings and GMACM. As a result of such restructuring, on September 24, 2007, Homecomings transferred its servicing platform and certain employees responsible for the servicing function to its affiliate GMACM.

               Subsequent to the transfer of the servicing platform and employees from Homecomings to GMACM, GMACM became the subservicer for approximately 98.20% (by principal balance of the mortgage loans as of September 15, 2007) of the mortgage loans, and Homecomings will no longer service any of the mortgage loans. In addition, GMACM will be servicing all of the GMACM and Homecomings servicing portfolios, which will consist of the aggregate of the amounts set forth below under the headings "GMAC Mortgage LLC Primary Servicing Portfolio" and "Homecomings Financial, LLC Servicing Portfolio."

               GMACM is a Delaware limited liability company and a wholly-owned subsidiary of GMAC Residential Holding Company, LLC, which is a wholly owned subsidiary of ResCap. ResCap is a Delaware limited liability company and a wholly-owned subsidiary of GMAC Mortgage Group, LLC, which is a wholly-owned subsidiary of GMAC LLC. On August 24, 2007, Fitch Ratings reduced GMACM's residential primary subservicer rating and residential primary servicer rating for Alt-A product from RPS1 to RPS1-and placed the servicer ratings on Rating Watch Negative.

               GMACM began acquiring, originating and servicing residential mortgage loans in 1985 through its acquisition of Colonial Mortgage Service Company, which was formed in 1926, and the loan administration, servicing operations and portfolio of Norwest Mortgage, which entered the residential mortgage loan business in 1906. These businesses formed the original basis of what is now GMACM.

               GMACM maintains its executive and principal offices at 1100 Virginia Drive, Fort Washington, Pennsylvania 19034. Its telephone number is (215) 734-5000.

               In addition, GMACM purchases mortgage loans originated by GMAC Bank, which is wholly-owned by IB Finance Holding Company, LLC, a subsidiary of ResCap and GMAC LLC, and which is an affiliate of GMACM. Formerly known as GMAC Automotive Bank, GMAC Bank, a Utah industrial bank was organized in 2001. As of November 22, 2006, GMAC Bank became the successor to substantially all of the assets and liabilities of GMAC Bank, a federal savings bank.
               GMACM generally retains the servicing rights with respect to loans it sells or securitizes, and also occasionally purchases mortgage servicing rights from other servicers or acts as a subservicer of mortgage loans (and does not hold the corresponding mortgage servicing right asset).

               As of the six months ended June 30, 2007, GMACM acted as primary servicer and owned the corresponding servicing rights on approximately 2,271,474 of residential mortgage loans having an aggregate unpaid principal balance of approximately $284 billion, and GMACM acted as subservicer (and did not own the corresponding servicing rights) on approximately 334,864 loans having an aggregate unpaid principal balance of over $70.5 billion.

               The following tables set forth the dollar amount of mortgage loans serviced by GMACM for the periods indicated, and the number of such loans for the same period. GMACM was the servicer of a residential mortgage loan portfolio of approximately $153.6 billion, $13.9 billion, $17.6 billion and $7.0 billion during the year ended December 31, 2003 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. GMACM was the servicer of a residential mortgage loan portfolio of approximately $211.5 billion, $32.0 billion, $18.2 billion and $22.8 billion during the six months ended June 30, 2007 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. The percentages shown under "Percentage Change from Prior Year" represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

                                GMAC MORTGAGE, LLC PRIMARY SERVICING PORTFOLIO
                                                ($ IN MILLIONS)

                                                                                                   SIX
                                                                                              MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                        JUNE 30,
                             ------------ ------------ ------------ ------------ ------------ --------------
                                2002         2003         2004         2005         2006          2007
Prime conforming mortgage
loans
    No. of Loans...........  1,418,843    1,308,284    1,323,249    1,392,870    1,455,919    1,485,410
    Dollar Amount of Loans.  $150,421     $153,601     $165,521     $186,364     $203,894      $211,462
    Percentage Change
        from Prior Year....       N/A         2.11%        7.76%       12.59%        9.41%            -
Prime non-conforming
mortgage loans
    No. of Loans...........    36,225      34,041        53,119      69,488       67,462         68,062
    Dollar Amount of Loans.   $12,543     $13,937       $23,604     $32,385      $32,220        $32,035
    Percentage Change
        from Prior Year....       N/A      11.12%        69.36%      37.20%      (0.51)%
Government mortgage loans
    No. of Loans...........   230,085     191,023       191,844     181,679      181,563        175,588
    Dollar Amount of Loans.   $21,174     $17,594       $18,328     $18,098      $18,843        $18,166
    Percentage Change
        from Prior Year....      N/A        (16.91)%      4.17%       (1.25)%       4.12%
Second-lien mortgage loans
    No. of Loans...........   261,416     282,128       350,334     392,261      514,085        542,414
    Dollar Amount of Loans.    $6,666      $7,023       $10,374     $13,034      $20,998        $22,778
    Percentage Change
        from Prior Year....      N/A         5.36%        47.71%       25.64%       61.10%
Total mortgage loans
serviced
    No. of Loans...........  1,946,569    1,815,476    1,918,546    2,036,298    2,219,029    2,271,474
    Dollar Amount of Loans.  $190,804     $192,155     $217,827     $249,881     $275,955      $284,441
    Percentage Change
        from Prior Year....      N/A         0.71%        13.36%       14.72%       10.43%

                                HOMECOMINGS FINANCIAL, LLC SERVICING PORTFOLIO

               Homecomings Servicing Portfolio. The following table sets forth the aggregate principal amount of mortgage loans serviced by Homecomings for the past five years and for the six months ended June 30, 2007. The percentages shown under "Percentage Change from Prior Year" represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

FIRST LIEN MORTGAGE LOANS

                                                                                                SIX MONTHS
                                                                                                   ENDED
                                          YEAR ENDED DECEMBER 31,                                JUNE 30,
               -------------- --------------- --------------- -------------- ---------------- ----------------
  VOLUME BY        2002            2003            2004           2005              2006             2007
  PRINCIPAL
   BALANCE
Prime          $27,343,774,000 $29,954,139,212 $31,943,811,060 $44,570,851,126  $67,401,832,594  $72,144,802,385
Mortgages(1)
Non-Prime      $27,384,763,000 $39,586,900,679 $44,918,413,591 $52,102,835,214  $49,470,359,806  $43,013,399,177
Mortgages(2)
Total          $54,728,537,000 $69,541,039,891 $76,862,224,651 $96,673,686,340  $116,872,192,400 $115,158,201,562
Prime                 49.96%          43.07%          41.56%         46.10%           57.67%           62.65%
Mortgages(1)
Non-Prime             50.04%          56.93%          58.44%         53.90%           42.33%           37.35%
Mortgages(2)
Total                100.00%         100.00%         100.00%        100.00%          100.00%          100.00%
 PERCENTAGE
 CHANGE FROM
PRIOR YEAR(3)
Prime                  7.09%           9.55%           6.64%         39.53%           51.22%
Mortgages(1)
Non-Prime             60.71%          44.56%          13.47%         15.99%          (5.05)%
Mortgages(2)
Total                 28.55%          27.07%          10.53%         25.78%           20.89%



JUNIOR LIEN MORTGAGE LOANS
                                                                                                SIX MONTHS
                                                                                                  ENDED
                                          YEAR ENDED DECEMBER 31,                                JUNE 30,
               ------------- -------------- ----------------- -------------- ---------------- ---------------
  VOLUME BY        2002          2003             2004            2005            2006             2007
  PRINCIPAL
   BALANCE
Prime          $7,627,424,000  $7,402,626,296   $7,569,300,685  $7,442,264,087 $11,418,858,741  $11,134,597,105
Mortgages(1)
Non-Prime
Mortgages(2)              -              -                 -              -                -               -
Total          $7,627,424,000  $7,402,626,296   $7,569,300,685  $7,442,264,087 $11,418,858,741  $11,134,597,105
Prime               100.00%        100.00%           100.00%        100.00%          100.00%         100.00%
Mortgages(1)
Non-Prime
Mortgages(2)              -              -                 -              -                -               -
Total               100.00%        100.00%           100.00%        100.00%          100.00%         100.00%
 PERCENTAGE
 CHANGE FROM
PRIOR YEAR(3)
Prime               (4.94)%        (2.95)%             2.25%        (1.68)%           53.43%
Mortgages(1)
Non-Prime
Mortgages(2)              -              -                 -              -                -
Total               (4.94)%        (2.95)%             2.25%        (1.68)%           53.43%





FIRST LIEN MORTGAGE LOANS

                                                                                          SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                            JUNE 30,
                       ------------ -------------- ------------ ----------- ------------ -------------------
      VOLUME BY              2002          2003          2004         2005        2006             2007
   NUMBER OF LOANS
Prime Mortgages(1)         125,209        143,645      150,297     187,773      252,493        264,077
Non-Prime                  257,077        341,190      373,473     394,776      361,125        316,998
Mortgages(2)
Total                      382,286        484,835      523,770     582,549      613,618        581,075
Prime Mortgages(1)          32.75%         29.63%       28.70%      32.23%       41.15%          45.45%
Non-Prime                   67.25%         70.37%       71.30%      67.77%       58.85%          54.55%
Mortgages(2)
Total                      100.00%        100.00%      100.00%     100.00%      100.00%         100.00%
  PERCENTAGE CHANGE
 FROM PRIOR YEAR(3)
Prime Mortgages(1)         (6.30)%         14.72%        4.63%      24.93%       34.47%
Non-Prime                   52.85%         32.72%        9.46%       5.70%      (8.52)%
Mortgages(2)
Total                       26.66%         26.83%        8.03%      11.22%        5.33%


JUNIOR LIEN MORTGAGE LOANS
                                                                                        SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                            JUNE 30,
                      ------------ ------------- ------------ -------------- -------- ----------------------
     VOLUME BY             2002          2003         2004         2005        2006            2007
  NUMBER OF LOANS
Prime Mortgages(1)        217,031       211,585      210,778     199,600    266,900         255,804
Non-Prime
Mortgages(2)                    -             -            -           -          -               -
Total                     217,031       211,585      210,778     199,600    266,900         255,804
Prime Mortgages(1)        100.00%       100.00%      100.00%     100.00%    100.00%          100.00%
Non-Prime
Mortgages(2)                    -             -            -           -         -                -
Total                     100.00%       100.00%      100.00%     100.00%    100.00%          100.00%
 PERCENTAGE CHANGE
 FROM PRIOR YEAR(3)
Prime Mortgages(1)        (5.20)%       (2.51)%      (0.38)%     (5.30)%     33.72%
Non-Prime                       -             -            -           -         -
Mortgages(2)
Total                     (5.20)%       (2.51)%      (0.38)%     (5.30)%     33.72%


(1) Product originated under the Jumbo, Alt A, High Loan to Value First Lien programs and Closed End Home Equity Loan and Home Equity Revolving Credit Line Loan Junior Lien programs.

(2) Product originated under the Subprime and Negotiated Conduit Asset programs. Subprime Mortgage Loans secured by junior liens are included under First Lien Mortgage Loans--Non-Prime Mortgages because these types of loans are securitized together in the same mortgage pools.

(3) Represents year to year growth or decline as a percentage of the prior year's volume.

     Billing and Payment Procedures. As servicer, GMACM collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds custodial and escrow funds for payment of property taxes and insurance premiums, counsels or otherwise works with delinquent borrowers, supervises foreclosures and property dispositions and generally administers the loans. GMACM sends monthly invoices or annual coupon books to borrowers to prompt the collection of the outstanding payments. Borrowers may elect for monthly payments to be deducted automatically from bank accounts on the same day every month or may take advantage of on demand ACH payments made over the internet or via phone. GMACM may, from time to time, outsource certain of its servicing functions, such as contacting delinquent borrowers, property tax administration and hazard insurance administration, although any such outsourcing will not relieve GMACM of any of its responsibilities or liabilities as a servicer."

                               GMAC RFC SECURITIES

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus. Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, for ninety days following the date of this prospectus supplement, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus, such delivery obligation generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.